Deloitte & Touche LLP
Suite 3600
555 Seventeenth St.
Denver, Colorado 80202-3942

Tel: (303) 292-5400
Fax: (303) 312-4000
www.deloitte.com

                                                                 Deloitte
                                                                   &Touche

November 7, 2003

Oppenheimer Select Managers Salomon Brothers All Cap Fund
6803 South Tucson Way
Centennial, Colorado 80112

Dear Sirs:

We have reviewed the Agreement and Plan of Reorganization between Oppenheimer
Select Managers, on behalf of its series Salomon Brothers All Cap Fund (All
Cap) and Oppenheimer Series Fund, Inc., on behalf of its series Oppenheimer
Value Fund (Value) which is attached as Exhibit A to Value' Registration
Statement under the Securities Act of 1933 on Form N-14 filed with the
Securities and Exchange Commission on June 20, 2003 concerning the acquisition by Value of substantially all of the assets of All Cap solely for voting shares of beneficial interest in Value, followed by the distribution of such shares in exchange for all of the outstanding shares of All Cap.

Section 368(a)(1)(C), IRC provides that, when determining whether the exchange is solely for stock, the assumption by Value of a liability of All
Cap shall be disregarded.

The managements of both Value and All Cap have represented to us that there is no plan or intention by any shareholder of All Cap who owns 5% or more of the outstanding shares of All Cap and, to the best of their knowledge, there is no plan or intention on the part of the remaining shareholders of All Cap to redeem, sell, exchange, or otherwise dispose of Value shares to Value, other than in the ordinary course of business.

Management of each fund has further represented to us that, as of the date of the exchange, both Value and All Cap will qualify as regulated investment companies or will meet the diversification test of Section 368(a)(2)(F)(ii),
IRC, and that a significant portion (as contemplated by Regulation Section
1.368-1(d)(3), IRC) of All Cap's existing assets will continue to be held beyond the date of the transaction and liquidated only in the ordinary course of business.

In our opinion, the federal tax consequences of the transaction, if carried out in the manner outlined in the Agreement and in accordance with the above representations, should be as follows:

1.    The transactions contemplated by the Agreement should qualify as a tax-free "reorganization" within the meaning of Section 368(a)(1) of the
   Internal Revenue Code of 1986, as amended, and under the regulations promulgated thereunder.

2.    Value and All Cap should each qualify as a "party to a reorganization"
   within the meaning of Section 368(b)(2).

November 7, 2003
Oppenheimer Select Managers Salomon Brothers All Cap Fund

3.    No gain or loss should be recognized by the shareholders of All Cap upon the distribution of shares of beneficial interest in Value to the shareholders of All Cap pursuant to Section 354.

4.    Under Section 361(a) no gain or loss should be recognized by All Cap by reason of the transfer of its assets solely in exchange for shares of
   Value.

5.    Under Section 1032 no gain or loss should be recognized by Value by reason of the transfer of All Cap assets solely in exchange for shares of
   Value.

6.    The stockholders of All Cap should have the same tax basis and holding period for the shares of beneficial interest in Value that they receive as they had for the stock of All Cap that they previously held, pursuant to
   Sections 358(a) and 1223(l), respectively.

7.    The securities transferred by All Cap to Value should have the same tax basis and holding period in the hands of Value as they had for All Cap, pursuant to Sections 362(b) and 1223(1), respectively.

This opinion is based solely upon:

a.    the representations, information, documents, and facts that we have included or referenced in this opinion letter;
b.    our assumption (without independent verification) that all of the representations and all of the originals, copies, and signatures of documents reviewed by us are accurate, true, and authentic;
c.    our assumption (without independent verification) that there will be timely execution and delivery of and performance as required by the representations and documents;
d.    the understanding that only the specific Federal income tax issues and tax consequences opined upon herein are covered by this tax opinion, and no other federal, state, or local taxes of any kind were considered;
e.    the law, regulations, cases, rulings, and other tax authority in effect as of the date of this letter. If there are significant changes in or to the foregoing tax authorities (for which we shall have no responsibility to advise you), such changes may result in our opinion being rendered invalid or necessitate (upon your request) a reconsideration of the opinion;
f.    your understanding that this opinion is not binding on the IRS or the courts and should not be considered a representation, warranty, or guarantee that the IRS or the courts will concur with our opinion; and
g.    your understanding that this opinion letter is solely for your benefit, is limited to the described transaction, and may not be relied upon by any other person or entity.

Very truly yours,

 /s/ Deloitte & Touche LLP
 ------------------------------------------
 Deloitte & Touche LLP